Exhibit 10.4

Execution Version

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2012, by and among, URANIUM RESOURCES, INC., a Delaware corporation, having a place of business at 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067 (the “Company”), NEUTRON ENERGY, INC., a Nevada corporation having a place of business at 9000 E. Nichols Avenue, Suite 225, Englewood, Colorado 80112 (“Neutron”), and RESOURCE CAPITAL FUND V L.P., an exempt limited partnership formed under the laws of the Cayman Islands (the “Purchaser”).

W I T N E S S:

WHEREAS, contemporaneously herewith, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with URI Merger Corporation, a Nevada corporation and an indirect wholly-owned subsidiary of the Company (“Merger Corp.”), and Neutron under which Neutron would merge with Merger Corp. and become an indirect wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Purchaser desires to purchase and the Company desires to sell $20,000,000 of the Company’s common stock, $0.001 par value per share (the “Common Stock”) (the “Merger Financing”), concurrent with the closing of the Merger (the “Merger Closing”), with the proceeds of such purchase to be used by the Company to partially repay a loan due to RMB Australia Holdings Limited (“RMB”) by Neutron (the “RMB Loan”); and

WHEREAS, the Purchaser desires to purchase and the Company desires to sell up to an additional $15,000,000 in Common Stock, for the purpose of funding the Neutron Budget and the Company Budget, both as defined below;

NOW, THEREFORE, in consideration of the promises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

“Acquisition Shares” shall have the meaning provided in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

“Agreement” shall have the meaning provided in the Preamble.

“Alternate Share Price” means the lower of (i) the Share Price or (ii) the VWAP for the twenty (20) Trading Days preceding the Merger Closing.

“Cebolleta Agreement” means the amendment of mining lease and agreement, dated as of February 12, 2012, among the Company, Neutron and the other parties thereto, documenting certain changes to the Cebolleta property agreements and the payments related thereto.

“Closing Dates” shall mean the Tranche I Closing Date, the Tranche II Closing Date, if applicable, and the Merger Financing Closing Date.

“Common Stock” shall have the meaning provided in the Recitals.

“Company” shall have the meaning provided in the Preamble.

“Company Budget” means a detailed 12-month budget for calendar year 2012 for the Company, including pre-Merger and post-Merger operation of the Company, which covers with specificity the exploration, development, management and operation of the Company’s properties and the detailed budget relating to such activities, prepared by the Company and approved by the Board of Directors of the Company and Purchaser.

“Company Stockholder Approval” means the affirmative vote in favor of the Merger and the issuance of Acquisition Shares by the Company in connection therewith, by the holders of a majority of the outstanding shares of Common Stock.

“Estimates” shall have the meaning provided in the definition of “Material Adverse Effect.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Initial Private Placement” shall have the meaning provided in Section 2.1.

“Material Adverse Effect” means, with respect to the Company or Neutron, any fact, circumstance, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, circumstance, change, event, occurrence or effect relating to (i) the announcement of the execution of the Merger Agreement or the transactions contemplated thereby, (ii) changes, circumstances or conditions generally affecting the international or national uranium mining industry, (iii) actions taken or omitted to be taken with the prior written consent of the Company (in the case of actions or omissions taken by Neutron) or Neutron (in the case of actions or omissions taken by the Company) (iv) changes in general economic conditions in the United States, (v) changes in generally applicable laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), (vi) changes in GAAP, (vii) any change in the trading price or volume of a party’s equity securities, either (A) related to the Merger Agreement or the announcement thereof, or (B) primarily resulting from a fact, circumstance, change, event, occurrence excluded from this definition of Material Adverse Effect, (viii) any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) (it being understood that the foregoing shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect), or (ix) with respect to Neutron, (1) the fact that Neutron has substantially no cash, current assets or sources of revenue, and has significant liabilities and obligations under the Existing Senior Loan Documents (as defined in the Neutron Funding Agreement) and the Budget (“Current Financial Condition”); (2) the change in the financial condition of Neutron from the date of the Most Recent Balance Sheet to the Current Financial Condition (as such terms are defined in the Merger Agreement); and (3) the effect of any additional liabilities incurred pursuant to transactions contemplated by the Neutron Funding Agreement and the other Transaction Agreements; provided, however, that such fact, circumstance, change, event, occurrence or effect referred to in clauses (ii) or (iii) above does not: (A) primarily relate only to (or have the effect of primarily relating only to) such party, its Subsidiaries and its material joint ventures, taken as a whole, or (B) have a materially disproportionate adverse effect on such party, its Subsidiaries and its material joint ventures, taken as a whole, compared to other companies of similar size operating in the industry in which such party, its Subsidiaries and its material joint ventures operate.

“Merger” shall have the meaning provided in the Recitals.

“Merger Agreement” shall have the meaning provided in the Recitals.

“Merger Closing” shall have the meaning provided in the Recitals.

“Merger Corp.” shall have the meaning provided in the Recitals.

“Merger Financing” shall have the meaning provided in the Recitals.

“Merger Financing Closing Conditions” shall mean the conditions to closing set forth in Section 6.2.

“Merger Financing Closing” shall mean the closing of the purchase and sale of the Acquisition Shares.

“Merger Financing Closing Date” shall mean the date of the Merger Financing Closing.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Neutron” shall have the meaning provided in the Preamble.

“Neutron Budget” means a detailed 8-month budget for Neutron for the period beginning January 1, 2012, which covers with specificity the exploration, development, management and operation of Neutron’s properties and the detailed budget relating to such activities,  prepared by Neutron and approved by Purchaser and the Company.

“Neutron Funding Agreement” means the Credit and Funding Agreement, dated as of the date hereof, between the Company and Neutron.

“Offerings” shall mean the Initial Private Placement and the Merger Financing.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

“Purchaser” shall have the meaning provided in the Preamble.

“Registration Rights Agreement” means the registration rights agreement dated the date hereof with respect to the Shares between the Company and Purchaser.

“RMB” shall have the meaning provided in the Recitals.

“RMB Agreement” means the Forbearance and Debt Conversion Agreement, dated as of the date hereof, among the Company, Neutron and RMB.

“RMB Loan” shall have the meaning provided in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Price” shall mean $0.9747 (which is equal to the VWAP for the forty (40) Trading Days prior to February 24, 2012, up to, and including, February 24, 2012).

“Shares” means the Tranche I Shares, the Tranche II Shares and the Acquisition Shares.

“Stockholders’ Agreement” means the stockholders’ agreement dated the date hereof between the Company and the Purchaser.

“Subsidiary” shall mean, when used with reference to any Person, any Person of which such Person (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such Person.

“Trading Day” means a day on which the public stock exchange on which the shares of Common Stock are principally traded is open and on which shares of Common Stock are traded.

“Tranche I Closing” shall have the meaning provided in Section 2.1(a).

“Tranche I Closing Conditions” shall mean the conditions to closing set forth in Section 6.1 with respect to the Tranche I Closing.

“Tranche I Closing Date” shall mean the closing date of the Tranche I Closing.

“Tranche I Shares” shall have the meaning provided in Section 2.1(a).

“Tranche II Closing” shall have the meaning provided in Section 2.1(b).

“Tranche II Closing Date” shall mean the closing date of the Tranche II Closing.

“Tranche II Shares” shall have the meaning provided in Section 2.1(b).

“Transaction Agreements” shall mean this Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the Merger Agreement and the various other agreements related to the Merger and the transactions contemplated by the Merger Agreement, including the RMB Agreement, the Neutron Funding Agreement, the Transaction Cost Settlement Agreements and the Cebolleta Agreement.

“Transaction Cost Settlement Agreements”  means the agreements, dated as of the date hereof, among the Company, Neutron and those parties identified therein which obligate the Company, subject to the terms and conditions set forth therein, to issue not more than 1,000,000 shares of Common Stock in full satisfaction of Neutron’s obligations to such parties.

“VWAP” means Volume-Weighted Average Price, being the price per share of Common Stock calculated by dividing (x) an amount equal to the total value of shares of Common Stock traded during a particular time period, by (y) an amount equal to the total volume of shares of Common Stock traded over that particular time period, which shall be based on the price and volume quotes provided by the applicable public stock exchange and published by Bloomberg, which amount shall be calculated by the Purchaser and deemed to be accurate absent manifest error.

ARTICLE II
AGREEMENT TO PURCHASE AND SELL INITIAL SHARES AND ACQUISITION SHARES

2.1           Initial Private Placement.  The Purchaser hereby agrees to purchase and the Company hereby agrees to sell, subject to the terms and conditions set forth herein, up to $15,000,000 in Common Stock (the “Initial Private Placement”), with the transaction to be made in two tranches as follows:

(a)           Upon satisfaction of all Tranche I Closing Conditions and within ten (10) business days after the date of this Agreement, Purchaser shall purchase that number of shares of Common Stock equal to: (i) $10,000,000 divided by (ii) the Share Price (the “Tranche I Shares”).  Closing of the purchase and sale of the Tranche I Shares (the “Tranche I Closing”) shall occur within ten (10) business days after the execution of this Agreement or, if later, satisfaction of all Tranche I Closing Conditions; provided, however, that the number of Tranche I Shares shall not exceed, and shall be capped, at 19.9% of the total number of shares of Common Stock outstanding prior to giving effect to the issuance of the Tranche I Shares unless and until the Company Stockholder Approval has been obtained.

(b)           Upon satisfaction of all Merger Financing Closing Conditions and upon receipt of the written request of the Company, which request may or may not be made at the option of the Company in its sole discretion, Purchaser shall purchase that number of shares of Common Stock equal to (i) $5,000,000 divided by (ii) the Alternate Share Price (the “Tranche II Shares”).  Closing of the purchase and sale of the Tranche II Shares (the “Tranche II Closing”) shall occur within ten (10) business days after the later of the Merger Financing Closing Date and the receipt of the Company’s written offer to sell the Tranche II Shares to Purchaser.

2.2           Merger Financing.  The Purchaser hereby agrees to purchase and the Company hereby agrees to sell, subject to the terms and conditions set forth herein, upon satisfaction of all Merger Financing Closing Conditions and concurrent with the Merger Closing, that number of shares of Common Stock equal to: (i) $20,000,000 divided by (ii) the Share Price; provided however, that in no event shall the number of such shares of Common Stock  purchased by the Purchaser in the Merger Financing equal less than 24,638,673 shares or more than 33,000,000 shares, regardless of the Share Price (the “Acquisition Shares”).

2.3           Closings.  The Tranche I Closing, the Merger Financing Closing, and the Tranche II Closing (if any), each as contemplated under this Agreement, will take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202 in accordance with the terms and conditions, and subject to the satisfaction or waiver (to the extent permitted by this Agreement and applicable law) of the conditions set forth in Article VI, or at such other place, date and time as the Purchaser and the Company shall agree in writing.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS BY PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Company that the following are true and correct as of the date of this Agreement and will be true and correct as of the Tranche I Closing Date, the Tranche II Closing Date, if applicable, and the Merger Financing Closing Date as though made as of such dates, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1           The Purchaser recognizes that: (i) the purchase of the Shares involves a high degree of risk, is speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and/or the Shares; (ii) the Purchaser may not be able to liquidate its investment; (iii) transferability of the Shares is limited; and, (iv) in the event of a disposition of the Shares, the Purchaser could sustain the loss of its entire investment.

3.2           The Purchaser represents that the Purchaser is an “accredited investor”, as indicated by the Purchaser’s responses to the questions contained in Appendix A, attached hereto.

3.3           The Purchaser represents and warrants that the Purchaser has been furnished by the Company during the course of this transaction with all information regarding the Company and Neutron which the Purchaser, as well as its investment advisor, attorney and/or accountant, has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company and Neutron concerning the terms and conditions of the Offerings, and has received any additional information which the Purchaser has requested concerning the terms and conditions of the Offerings, the Company and Neutron.

3.4           The Purchaser has relied solely upon the information provided by the Company and Neutron in making its decision to invest in the Shares and has not relied upon any other representation or other information (whether oral or written) from any other third party.

3.5           The Purchaser represents that no Shares were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith the Purchaser did not:  (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

3.6           The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon the Purchaser’s investment intention.  In this connection, the Purchaser hereby represents that the Purchaser is purchasing the Shares for its own account for investment purposes only and not with a view toward the resale or distribution to others and has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person.

3.7           The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Shares substantially as set forth below, that such Shares have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement.  The Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY BLUE SKY” OR STATE SECURITIES LAWS, AND THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.8           The Purchaser agrees to supply the Company, within five (5) business days after the Purchaser receives the request therefore from the Company, with such additional information concerning the Purchaser as the Company deems necessary or advisable.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to, and covenants with, the Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct as of the Tranche I Closing Date, the Tranche II Closing Date, if applicable, and the Merger Financing Closing Date as though made as of the such dates, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1           The Company agrees that the representations, warranties and covenants made by the Company and the Merger Corp. to Neutron in the Merger Agreement are repeated herein to and for the benefit of Purchaser as if fully set forth herein.  The Purchaser may rely on such representations, warranties and covenants as fully as if they were set forth herein.  Such representations, warranties and covenants shall form an integral part of this Agreement and shall survive the Closing Dates.

4.2           The Tranche I Shares to be issued at the Tranche I Closing and the issuance thereof have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable.  The Tranche II Shares and the Acquisition Shares and the issuance thereof have been duly authorized, subject to the receipt of the Company Stockholder Approval, and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable.  The Shares are issued free and clear of any lien or other encumbrance, and the issuance of the Shares will not be subject to any preemptive or other similar right.

4.3           The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, with respect to the Tranche II Shares and the Acquisition Shares, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Tranche II Shares and the Acquisition Shares, the Company Stockholder Approval.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

4.4           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, do not and will not, subject to obtaining the Company Stockholder Approval with respect to the issuance of the Tranche II Shares and the Acquisition Shares, (i) contravene, conflict with or result in a violation or breach of any provision of the Company’s Certificate of Incorporation and bylaws or the organizational documents of any of the Company’s Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any contract binding upon the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries, other than such exceptions in the case of clause (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

4.5           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not, and shall not, require any approval, action by or in respect of, filing with or notification to, any governmental entity, to be made or obtained by the Company or its Subsidiaries, except for (i) any filing with the SEC by the Company required to be made by the Company pursuant to the Exchange Act in connection with the Merger and the Offerings and the transactions contemplated thereby, (ii) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of NASDAQ or any state securities or blue sky laws, (iii) such other filings specified in the Merger Agreement, and (iv) any other approvals or permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

4.6           The Company and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with the Merger Agreement or this Agreement or any transaction contemplated hereby.

4.7           Neither the Company nor its Subsidiaries nor any agent acting on behalf of the Company or its Subsidiaries has taken or will take any action which might cause the Merger Agreement or this Agreement to violate applicable laws, as in effect on the Closing Dates.  All offers and sales of capital stock, securities and notes of the Company in the past two (2) years have been conducted and completed by the Company in compliance with applicable laws in all material respects.

4.8           There is no action, suit, proceeding, judgment, claim or investigation pending or threatened against the Company or any of its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Merger Agreement or this Agreement, and to the knowledge of the Company there is no basis for the assertion of any of the foregoing.  Neither the Company nor any Subsidiary is subject to any order which would reasonably be expected to have a Material Adverse Effect on the Company.

4.9           The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold.

4.10           The Shares are being offered and sold pursuant to the registration exemption provided by Section 4(2) of the Securities Act as a transaction not involving a public offering and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder.  The Company has not taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Regulation D or Section 4(2) of the Securities Act and knows of no reason why any such exemption would be otherwise unavailable to it. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under any applicable listing rules and regulations which would impair the exemptions relied upon in the Offerings or the Company’s ability to timely comply with its obligations hereunder, nor will the Company nor any of its Affiliates take any action or steps that would cause the offer or issuance of the Shares to be integrated with other offerings which would impair the exemptions relied upon in the Offerings or the Company’s ability to timely comply with its obligations hereunder.  The Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Shares, which would impair the exemptions relied upon in the Offerings or the Company’s ability to timely comply with its obligations hereunder.

4.11           The proceeds from the Initial Private Placement shall be used by the Company solely for the purpose of funding the Neutron Budget and the Company Budget.  The proceeds of the Merger Financing shall be used, concurrent with the Merger Closing, to partially repay the RMB Loan.

4.12           The Company shall not materially amend, modify, supplement or revise the Company Budget or otherwise deviate from the Company Budget by more than ten percent with respect to any one line item or by more than five percent in the aggregate, in each case at any time, without the prior consent of the Purchaser, not to be unreasonably withheld or delayed.  The Company shall provide to the Purchaser from time to time such data, reports and information regarding the condition or operations, financial or otherwise, of the Company and its properties as well as the Company’s compliance with the Company Budget as the Purchaser may from time to time reasonably request.

4.13           The Company’s executive officers and directors understand the nature of the Shares being sold hereby and recognize that the issuance of the Shares will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The board of directors of the Company has concluded in its good faith business judgment that the issuance of the Shares is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Tranche I Shares and the Acquisition Shares, is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

4.14           There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the closing of the Offerings.

4.15           Neither the Company, nor to the knowledge of the Company, any director, officer, employee, agent, representative or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses or payments related to foreign, domestic or tribal political activity, (ii) made, authorized, offered or promised any unlawful payment to foreign, domestic or tribal government officials, employees or representatives or to any foreign, domestic or tribal political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF NEUTRON

Neutron hereby represents and warrants to, and covenants with, the Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct as of the Tranche I Closing Date, the Tranche II Closing Date, if applicable, and the Merger Financing Closing Date as though made as of the such dates, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

5.1           Neutron agrees that the representations, warranties and covenants made by Neutron to the Company and the Merger Corp. in the Merger Agreement are repeated herein to and for the benefit of Purchaser as if fully set forth herein.  The Purchaser may rely on such representations, warranties and covenants as fully as if they were set forth herein.  Such representations, warranties and covenants shall form an integral part of this Investment Agreement and shall survive the closing of the purchase and sale of the Shares.

5.2           There is no action, suit, proceeding, judgment, claim or investigation pending or threatened against Neutron or any of its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Merger Agreement or this Agreement, and to the knowledge of the Company there is no basis for the assertion of any of the foregoing.  Neither Neutron nor any Subsidiary is subject to any judgment, injunction, or order which could reasonably be expected to have a Material Adverse Effect on Neutron.

5.3           Neutron and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Roth Capital Partners, LLC in connection with the Merger.

5.4           Neutron shall not materially amend, modify, supplement or revise the Neutron Budget or otherwise deviate from the Neutron Budget by more than five percent at any time without the prior consent of the Purchaser, not to be unreasonably withheld or delayed.  Neutron shall provide to the Purchaser from time to time such data, reports and information regarding the condition or operations, financial or otherwise, of Neutron and its properties as well as Neutron’s compliance with the Neutron Budget as the Purchaser may from time to time reasonably request.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Tranche I Closing.

(a)           Conditions to Obligations of Purchaser.  The obligation of the Purchaser to effect the Tranche I Closing shall be subject to the satisfaction at or prior to the Tranche I Closing, of each of the following conditions:

(i)           The representations and warranties of the Company and Neutron contained in this Agreement shall be true and correct as of the date of this Agreement and the Tranche I Closing Date as if made on such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(ii)           The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Tranche I Closing;

(iii)           Between the date of this Agreement and the Tranche I Closing, nothing shall have occurred that has had or would be reasonably expected to have a Material Adverse Effect on the Company or Neutron;

(iv)           All Transaction Agreements shall have been duly executed and delivered by each party thereto, shall be in form and substance satisfactory to Purchaser, and shall remain in full force and effect; and, no default, event of default or breach shall be outstanding or alleged under any Transaction Agreement;

(v)           Purchaser shall have approved the Neutron Budget and the Company Budget;

(vi)           RMB shall have extended the expiry of the RMB Loan to the Merger Closing and shall have agreed to forebear from declaring a default or event of default or foreclosing on the RMB Loan, all on terms and conditions satisfactory to the Purchaser;

(vii)           The Company shall have received all approvals and consents necessary to consummate the Tranche I Closing, including the approval of the Tranche I Shares for trading on NASDAQ, subject to official notice of issuance;

(viii)           The Company shall deliver or cause to be delivered to the Purchaser certificates evidencing the Tranche I Shares, duly authorized, issued, fully paid and non-assessable, registered in the name of the Purchaser or as the Purchaser shall otherwise designate;

(ix)           The Company shall have provided a favorable legal opinion of counsel to the Company, in a form satisfactory to the Purchaser, which shall include opinions in respect of customary corporate and securities laws matters;

(x)           The Company shall have provided certificates of a senior officer of each of the Company and Neutron, in form and substance satisfactory to the Purchaser, certifying as follows:

(A)           that attached to such certificate is a true and complete copy of the certificate of incorporation and bylaws, as amended, of the Company and each of its Subsidiaries or Neutron and each of its Subsidiaries, as applicable, including any and all certificates of designation;

(B)           that attached thereto are true and complete copies of the resolutions of the board of directors of the Company or Neutron, as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby and thereby including, with respect to the Company, the authorization and issuance of the Shares; and

(C)           the names and true signatures of the officers and directors of the Company or Neutron, as applicable, signing this Agreement and all other Transaction Agreements to which it is a party;

(xi)           The Company shall have provided to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated as of the Tranche I Closing Date certifying that the Company has complied in all material respects with its covenants herein and that the Company is in compliance with all laws and regulations (including with respect to corporate and securities matters) except as would not reasonably be expected to have a Material Adverse Effect on the Company;

(xii)           Neutron shall have provided to Purchaser a certificate of two officers dated as of the Tranche I Closing Date certifying that Neutron has complied with its covenants herein, that Neutron is in compliance with all laws and regulations (including with respect to corporate and securities matters) except as would not reasonably be expected to have a Material Adverse Effect on Neutron; and

(xiii)           Each of the Company, Neutron and RMB shall have performed and complied in all material respects with all covenants and agreements required by any Transaction Agreement to which any of them is a party to be performed or complied with by it prior to the Tranche I Closing.

The foregoing conditions precedent are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in writing at any time, in which event the Parties shall have no further liability. If any of the said conditions shall not be complied with or waived by Purchaser on or before March 15, 2012, then the Purchaser may rescind and terminate its obligations to purchase the Shares pursuant to this Agreement by written notice to the Company.

(b)           Conditions to Obligations of the Company.  The obligations of the Company to effect the Tranche I Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(i)           The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the date of Tranche I Closing as if made on such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(ii)           The Purchaser shall have performed and complied in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Tranche I Closing; and

(iii)           At or prior to the Tranche I Closing Date, the Purchaser shall deliver or cause to be delivered to the Company payment of the purchase price for the Tranche I Shares, by wire transfer of immediately available funds to an account designated in writing by the Company at least three (3) business days prior to the Tranche I Closing Date; and

(iv)           The Tranche I Shares shall have been authorized for trading on NASDAQ, subject to official notice of issuance.

The foregoing conditions precedent are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in writing at any time, in which event the Parties shall have no further liability.  If any of the said conditions shall not be complied with or waived by the Company on or before March 15, 2012, then the Company may rescind and terminate this Agreement by written notice to Purchaser.

6.2           Merger Financing Closing and Tranche II Closing.

(a)           Conditions to Obligations of Purchaser.  The obligations of the Purchaser to effect the Merger Financing Closing and the Tranche II Closing shall be subject to the satisfaction at or prior to the Merger Financing Closing and the Tranche II Closing, respectively, of each of the following conditions:

(i)           The representations and warranties of the Company and Neutron contained in this Agreement shall be true and correct as of the date of this Agreement and the Merger Financing Closing Date or the Tranche II Closing Date, as applicable, as if made on such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(ii)           The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Merger Financing Closing or Tranche II Closing, as applicable;

(iii)           Between the date of this Agreement and the Merger Financing Closing Date or Tranche II Closing Date, as applicable, nothing shall have occurred that has had or could be reasonably expected to have a Material Adverse Effect on the Company or Neutron;

(iv)           All conditions to the closing of the Merger under the Merger Agreement shall have been satisfied and fulfilled and the Merger shall have closed and been consummated by the parties thereto;

(v)           All Transaction Agreements shall remain in full force and effect and the Company and Neutron shall not be in default of any obligation thereunder;

(vi)           All warrants to acquire common stock of Neutron held by RMB, whether issued or not, shall have been cancelled;

(vii)           The Company shall have received all approvals necessary to consummate the Merger and the Merger Financing, including the approval of the Board of Directors of the Company, the Company Stockholder Approval and the approval of the Acquisition Shares or the Tranche II Shares, as applicable, for trading on NASDAQ, subject to official notice of issuance;

(viii)           The Company shall deliver or cause to be delivered to the Purchaser certificates evidencing the Acquisition Shares or the Tranche II Shares, as applicable, duly authorized, issued, fully paid and non-assessable, registered in the name of the Purchaser or as designated by the Purchaser;

(ix)           The Company and Neutron shall be in compliance with the Company Budget and the Neutron Budget, respectively.

(x)           The Company shall have provided a favorable legal opinion of counsel to the Company, in a form satisfactory to Purchaser, which shall include opinions in respect of customary corporate and securities laws matters;

(xi)           The Company shall have provided certificates of a senior officer of each of the Company and Neutron, in form and substance satisfactory to the Purchaser, certifying as follows:

(A)           that attached to such certificate is a true and complete copy of the certificate of incorporation and bylaws, as amended, of the Company and each of its Subsidiaries or Neutron and each of its Subsidiaries, as applicable, including any and all certificates of designation;

(B)           that attached thereto are true and complete copies of the resolutions of the board of directors of the Company or Neutron, as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby and thereby including, with respect to the Company, the authorization and issuance of the Shares; and

(C)           the names and true signatures of the officers and directors of the Company or Neutron, as applicable, signing Transaction Agreements to which it is a party in connection with the Merger Financing Closing or Tranche II Closing, as applicable;

(xii)           The Company shall have provided to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated as of the Closing Date certifying that the Company has so complied in all material respects with its covenants herein, that the Company is in compliance with all laws and regulations (including with respect to corporate and securities matters) except as would not reasonably be expected to have a Material Adverse Effect on the Company, and that, with respect to the Company, all material information regarding the Company, the Merger and related transactions has been disclosed to Purchaser and has been publicly disclosed;

(xiii)           Neutron shall have provided to Purchaser a certificate of two officers dated as of the Merger Financing Closing Date or the Tranche II Closing Date, as applicable, certifying that Neutron has complied with its covenants herein, that Neutron is in compliance with all laws and regulations (including with respect to corporate and securities matters) except as would not reasonably be expected to have a Material Adverse Effect on Neutron, and that, with respect to Neutron all material information regarding Neutron, the Merger and related transactions has been disclosed to Purchaser and has been publicly disclosed;

(xiv)           Each of the Company, Neutron and RMB shall have performed and complied in all material respects with all covenants and agreements required by any Transaction Agreement to which any of them is a party to be performed or complied with by it prior to the Merger Financing Closing or Tranche II Closing, as applicable;

(xv)           Any consents, waivers, permits, orders and approvals of any governmental authority and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the transaction contemplated by the Merger Agreement and this Agreement, shall have been obtained or satisfied; and

(xvi)           The RMB Loan shall be repaid and terminated in accordance with the RMB Agreement and all liens and encumbrances on property or assets of Neutron shall be terminated and released.

The foregoing conditions precedent are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in writing at any time, in which event the Parties shall have no further liability. If any of the said conditions shall not be complied with or waived by Purchaser on or before August 22, 2012, then the Purchaser may rescind and terminate its obligations to purchase the Acquisition Shares and the Tranche II Shares pursuant to this Agreement by written notice to the Company.

(b)           Conditions to the Obligation of the Company.  The obligations of the Company to effect the Merger Financing Closing and the Tranche II Closing shall be subject to the satisfaction at or prior to the Merger Financing Closing and the Tranche II Closing, respectively, of each of the following conditions, any of which may be waived, in writing, by the Company:

(i)           The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the date of Merger Financing Closing or the Tranche II Closing, as applicable, as if made on such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(ii)           The Purchaser shall have performed and complied in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to Merger Financing Closing or the Tranche II Closing, as applicable;

(iii)           All warrants to acquire common stock of Neutron held by RMB, whether issued or not, shall have been cancelled;

(iv)           At or prior to the Merger Financing Closing Date or the Tranche II Closing Date, as applicable, the Purchaser shall deliver or cause to be delivered to the Company payment of the purchase price for the Acquisition Shares or the Tranche II Shares, as applicable, by wire transfer of immediately available funds to an account designated in writing by the Company;

(v)           Company Stockholder Approval has been obtained; and

(vi)           The Acquisition Shares or the Tranche II Shares, as applicable, shall have been authorized for trading on NASDAQ, subject to official notice of issuance.

The foregoing conditions precedent are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in writing at any time, in which event the Parties shall have no further liability.  If any of the said conditions shall not be complied with or waived by the Company on or before August 22, 2012, then the Company may rescind and terminate this Agreement by written notice to Purchaser in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of the Company’s breach of this Agreement.

ARTICLE VII
MISCELLANEOUS

7.1           Any notice or other communication to a party given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefore.  Notices shall be deemed to have been given or delivered on the date of mailing, except notices of change of address, which shall be deemed to have been given or delivered when received.  The address for such notices and communications shall be as follows:

If to the Company:	Uranium Resources Inc. 405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, Texas 75067 Attn.: President Fax: (505) 842-8123
With a copy to:	Baker & Hostetler LLP 303 East 17th Avenue, Suite 1100 Denver, Colorado 80203-1264 Attn: Alfred C. Chidester Fax: 303-861-7805

If to Neutron:	Neutron Energy, Inc. 9000 E. Nichols Avenue Suite 225 Englewood, Colorado 80112 Attn.: Edward M. Topham Fax: 303-531-0519
With a copy to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 Attention: Paul Hilton Fax: (303) 899-7333

If to the Purchaser:	Resource Capital Fund V L.P. 1400 Sixteenth Street, Suite 200 Denver, Colorado, 80202 Attn: Catherine J. Boggs Fax: 720-946-1450
With a copy to:	Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500, Denver, CO 80002 Attn: Joel Benson Fax: 303-893-1379

7.2           Except as otherwise provided herein this Agreement shall not be changed, modified or amended except by a writing signed by all of the parties hereto, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

7.3           This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

7.4           NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  IN THE EVENT THAT A JUDICIAL PROCEEDING IS NECESSARY, THE EXCLUSIVE FORUMS FOR RESOLVING DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT ARE EITHER THE COURTS OF THE STATE OF COLORADO IN AND FOR THE COUNTY OF DENVER OR THE FEDERAL COURTS FOR SUCH STATE AND COUNTY.  THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO SAID VENUE.

7.5           The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

7.6           It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

7.7           Each party waives the right to trial by jury with respect to any disagreement, dispute or claim between or among the parties or their Subsidiaries with respect to this Agreement or the transactions contemplated hereby or thereby, and each party agrees to pursue and resolve any such disagreement, dispute or claim in accordance with the terms and provisions set forth in Schedule 7.7 hereto, including resolution by binding arbitration as described in Schedule 7.7.  Interim, provisional and other judicial measures and remedies shall be available to the parties as described in Schedule 7.7.

7.8           The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

7.9           This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

7.10           The parties hereto agree not to issue any public statement with respect to the Purchaser’s investment or proposed investment in the Company or the terms of any agreement or covenant between them without the prior written consent of the other party, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation, so long as the other party is given an opportunity to first review and comment on such disclosure.  If the Company or Neutron will refer to the Purchaser or any of its Affiliates in any public disclosure document, including any press release or any disclosure document to be filed with any governmental authority, including, without limitation, any disclosure relating to this Agreement or the Purchaser’s investment in the Company, the Company or Neutron, as applicable, shall first provide the Purchaser with a copy of such disclosure three days prior to release, and the Company or Neutron, as applicable, shall use its good faith efforts to incorporate the comments provided by the Purchaser into such disclosure.

7.11           Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

7.12           The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.

(a)           The Company agrees to indemnify and protect the Purchaser, its directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants, attorneys and representatives and its successors and assigns, and to defend and hold them harmless from and against, any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred as a result of (a) the breach by the Company of any of its representations, warranties or covenants contained in this Agreement or (b) any cause of action, suit or claim brought or made against the Purchaser by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any other Transaction Agreements or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the losses, liabilities, costs and expenses (including reasonable attorneys’ fees)  which is permissible under applicable law.

(b)           Neutron agrees to indemnify and protect the Purchaser, its directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants, attorneys and representatives and its successors and assigns, and to defend and hold them harmless from and against, any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred as a result of (a) the breach by Neutron of any of its representations, warranties or covenants contained in this Agreement or (b) any cause of action, suit or claim brought or made against the Purchaser by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any other Transaction Agreements or any other certificate, instrument or document contemplated hereby or thereby.  To the extent that the foregoing undertaking by Neutron may be unenforceable for any reason, Neutron shall make the maximum contribution to the payment and satisfaction of each of the losses, liabilities, costs and expenses (including reasonable attorneys’ fees)  which is permissible under applicable law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RESOURCE CAPITAL FUND V L.P.

By:	Resources Capital Associates V L.P.,
General Partner

By:	RCA V GP Ltd., General Partner

By:
Catherine J. Boggs
General Counsel

URANIUM RESOURCES, INC.

By:
Donald C. Ewigleben
President and Chief Executive Officer

NEUTRON ENERGY, INC.

By:
Gary C. Huber
President and Chief Executive Officer

APPENDIX A

CONFIDENTIAL INVESTOR QUESTIONNAIRE

The Purchaser, who desires to invest in the Company through the purchase of the Shares, as contemplated in the Investment Agreement of which this Appendix is a part, must carefully and accurately complete this questionnaire. The purpose of this questionnaire is to allow the Company to make a reasonable determination as to whether the Purchaser is qualified under applicable securities laws to purchase the Shares.

1.           ACCREDITED INVESTOR.   The Purchaser represents and warrants that he, she or it is an ‘Accredited Investor” and comes within one category marked below, and that for any category marked, Purchaser has truthfully set forth, where applicable, the factual basis or reason the Purchaser comes within that category.  ALL INFORMATION IN RESPONSE TO THIS SECTION WILL BE KEPT STRICTLY CONFIDENTIAL except as otherwise required by law.  The undersigned agrees to furnish any additional information which the Company deems necessary in order to verify the answers set forth below.

Category A__	The undersigned is an individual (not a partnership, corporation, etc.), whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Explanation.  In calculating net worth, (i) the person’s primary residence shall not be included as an asset, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

Category B__
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000.00 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000.00 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C__	The undersigned is a director or executive officer of the Company which is issuing and selling the Shares.

Category D__
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors. (describe entity)

_________________________________________________________ .

Category E__
The undersigned is a private business development company as defined in section 202(a) (22) of the Investment Advisors Act of 1940. (describe entity)  ____________________________________________________ .

Category F__
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Shares and with total assets in excess of $5,000,000.  (describe entity) _________________________________

___________________________________________________________

Category G__
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H__
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories.  If relying upon this Category alone, each equity owner must complete a separate copy of this questionnaire.  (describe entity)

Category I __	The undersigned is not within any of the categories above and is therefore not an accredited investor.

The Purchaser agrees to notify the Company at any time on or prior to the purchase and issuance of the Shares in the event that the representations and warranties herein shall cease to be true, accurate and complete.

2           MANNER IN WHICH TITLE IS TO BE HELD (circle one)

(a)	Individual Ownership
(b)	Community Property
(c)	Joint Tenant with Right of
Survivorship (both parties must sign)
(d)	*Partnership
(e)	Tenants in Common
(f)	*Company
(g)	*Trust
(h)	*Other ___________________ .

*If the Purchaser is an entity asterisked above, please complete the attached Certificate of Signatory.

3           FINRA AFFILIATION

Are you affiliated or associated with an FINRA member firm (please check one):

Yes _________                                           No __________

If Yes, please describe:
_________________________________________________________

_________________________________________________________